Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-163248
November 15, 2012

Pricing Supplement No. 4, Dated November 15, 2012
(to Prospectus dated March 16, 2010, as supplemented by Prospectus Supplement dated March 16, 2010)

Central Hudson Gas & Electric Corporation
Medium-Term Notes, Series G
 $24,000,000 4.065% due October 1, 2042

Notes:	4.065% due October 1, 2042
Issue Price:	99.987%
Settlement Date (Original Issue Date):	November 20, 2012
Maturity Date (Stated Maturity):	October 1, 2042
Type of Note:	☒ Fixed Rate Note ☐ Zero Coupon Note
Form:	☒ Book-Entry ☐ Definitive Certificates
Authorized Denominations:	$1,000 and integral multiples thereof
CUSIP No.:	15361GBC8
Interest Rate:	4.065% per annum
Interest Payment Dates:	April 1 and October 1, and at maturity
Record Dates:	March 15 and September 15
Initial Interest Payment Date:	April 1, 2013
Redemption Terms (at option of the Issuer):	☒ Not redeemable prior to Stated Maturity ☐ Redeemable in accordance with the following terms:
Repayment Terms (at option of the holder):	☒ Not repayable prior to Stated Maturity ☐ Repayable in accordance with the following terms:

Sinking Fund Provisions:	☒ None ☐ Applicable in accordance with the following terms:
Agents and Principal Amounts Placed:	J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated	$8,000,000 $8,000,000 $8,000,000
Agents' Capacity:	|☒ As Agents J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated |☐ As Principal
Issue Price:	The Notes are being offered at the Issue Price set forth above.
Agents' Commission (based on principal amounts placed):	J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated	$60,000 $60,000 $60,000
Net Proceeds to Issuer (before expenses):	$23,816,880
Use of Proceeds:	The net proceeds of the sale of the Notes will be used by the Issuer for capital expenditures and general corporate purposes.
Additional Terms:
The Issuer may, without notice to or consent of the holders of the Notes, "reopen" this tranche of Notes at any time by creating and issuing additional Notes ranking equally with the Notes offered hereby and otherwise identical in all respects to the Notes offered hereby (except for the issue price, the date from which interest first accrues and the first interest payment date). Such additional Notes will form a single tranche with the Notes offered hereby provided such additional Notes are fungible with the Notes offered hereby for U.S. federal income tax purposes.

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.